                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         This First Amendment to Agreement and Plan of Merger (this "Amendment") is made and entered into as of February 15, 2000, by and among (i) CollegeLink.com Incorporated, a Delaware corporation (successor in interest of Cytation.com Incorporated) (the "Parent"), (ii) CollegeLink Corporation, a Delaware corporation (formerly named CollegeLink.com Incorporated) (the "Merger Sub"), (iii) Student Success, Inc., a Wisconsin corporation (the "Company"), and
(iv) Bradford J. Baker ("Brad Baker"), Patrick S. O'Brien ("Pat O'Brien") and the Patrick S. O'Brien Stock Trust (the "O'Brien Trust"; together with Brad Baker and Pat O'Brien, the "Shareholders").

                                    RECITALS

         A. On October 20, 1999, the Company and the Shareholders entered into an Agreement and Plan of Merger (the "Original Agreement") with Cytation.com Incorporated, a New York corporation ("Cytation") and the Merger Sub.

         B. On November 2, 1999, the Merger Sub changed its name from "CollegeLink.com Incorporated" to "CollegeLink Corporation".

         C. On November 16, 1999, Cytation merged into a special purpose, wholly-owned subsidiary of Cytation named CollegeLink.com Incorporated (the "Migratory Merger"). The corporation that survived the Migratory Merger acquired and assumed by operation of law all of Cytation's assets and liabilities, including Cytation's rights and obligations under the Original Agreement.

         D. Parent and the Shareholders desire to amend certain provisions of the Original Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the parties agree as follows:

         1. Definitions. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Original Agreement.

         2. Names.

                  (a) Parent. The preamble of the Original Agreement is hereby amended by deleting "Cytation.com Incorporated, a New York corporation" and inserting in its place "CollegeLink.com Incorporated, a Delaware corporation".

                  (b) Merger Sub. Section (ii) of the preamble of the Original Agreement is hereby amended by deleting "CollegeLink.com Incorporated" and inserting in its place

"CollegeLink Corporation".


                  (c) Surviving Corporation. The final sentence of Section 1.1 of the Original Agreement is hereby amended by deleting "CollegeLink.com Incorporated" and inserting in its place "CollegeLink Corporation".

         3. Officers and Directors. Section 1.5 of the Original Agreement is hereby amended by deleting the final sentence thereof and inserting the following sentence in its place:

         Pat O'Brien shall be the initial Chief Executive Officer of the Surviving Corporation and Brad Baker shall be the initial Vice President - Sales and Marketing of the Surviving Corporation, each to hold such office until their respective successors are duly elected or appointed and qualified.

         4. Effect on Capital Stock. Article 1 of the Original Agreement is hereby amended by deleting Section 1.6 in its entirety and inserting the following in its place:

                  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the Company's securities:

                           (a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time except as provided in Sections 1.6(c) and 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive:

                                    (i)  a cash payment ("Cash Payment");  and

                                    (ii) the number of shares of Parent
                                         Common Stock equal to the Exchange
                                         Ratio.

         Such consideration is hereinafter sometimes collectively referred to as the "Merger Consideration."

                  The Exchange Ratio shall equal (i) 1,625,000, divided by (ii) the number of shares of Company Common Stock outstanding as of the Effective Time.

                  The Cash Payment shall equal (i) $2,200,000, less all expenses including, without limitation, all legal and accounting fees and expenses, of the Company and of the Shareholders relating to the transactions contemplated hereby (other than the payment of the reasonable expenses incurred by the Company for audit of its financial statements to be included in the Parent's pending registration statement (SEC File No. 333-85079) and up to $50,000 for the Company's reasonable legal expenses), divided by (ii) the number of shares of Company Common Stock outstanding as of the Effective Time.

                           (b) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date of this Amendment and prior to the Effective Time.

                           (c) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
         (ii) $4.00.

                           (d) Treasury Stock. Each outstanding share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective time shall be canceled without payment.

         5. Expenses. Section 5.4 of the Original Agreement is hereby amended by deleting the figure $25,000 and inserting in its place the figure $50,000.

         6. Payments Before Merger. Section 5.12 of the Original Agreement is hereby amended by deleting all of the text after the heading and inserting the following in its place:

         Parent paid the Shareholders (i) $100,000 on or about October 1, 1999,
         (ii) $100,000 on or about November 16, 1999, (iii) $100,000 on or about December 16, 1999, and $100,000 on or about January 15, 2000. The foregoing payments shall be retained by the Shareholders whether or not the Merger is consummated and shall not be credited against the Cash Payment.

         7. Representations and Warranties. Section 6.2 of the Original Agreement is hereby amended by deleting Subsection (a) and inserting the following in its place:

                           (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time; provided, however, (i) that Section
         3.1 shall be qualified to acknowledge that Parent will be a Delaware corporation (as opposed to a New York corporation) at the Effective Time and (ii) that Section 3.5 shall be qualified to acknowledge the occurrence of the Migratory Merger on November 16, 1999.

                  Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.


         8. Drop Dead Date. Section 9.1(d) of the Original Agreement is hereby amended by deleting the date "January 15, 2000" and inserting in its place the date "February 15, 2000". Section 9.4 is hereby amended by deleting the second paragraph thereof in its entirety.

         9. Ratification, etc. The Original Agreement and all documents, instruments and agreements related thereto, as amended hereby, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Original Agreement shall, together with this Amendment, be read and construed as a single agreement.

         10. Governing Law. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the substantive laws of the State of Delaware without regard to its principles of conflicts of laws.

         11. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.



                [Remainder of the page intentionally left blank.]

         IN WITNESS WHEREOF, Parent, Merger Sub, and the Company and the Shareholders have caused this Amendment to be signed by themselves or their duly respective officers, all as of the date first written above.

                                             COLLEGELINK.COM INCORPORATED



                                             By:    /s/ Richard A. Fisher
                                             Name:  Richard A. Fisher
                                             Title: Chairman


                                             COLLEGELINK CORPORATION



                                             By:    /s/ Richard A. Fisher
                                             Name:  Richard A. Fisher
                                             Title: Chairman


                                             STUDENT SUCCESS, INC.



                                             By:  /s/   Patrick S. O'Brien
                                             Patrick S. O'Brien, President

                                             SHAREHOLDERS:


                                             /s/  Patrick S. O'Brien
                                             Patrick S. O'Brien


                                             /s/  Bradford J. Baker
                                             Bradford J. Baker


                                             /s/ William Keating
                                             Patrick S. O'Brien Stock Trust,
                                             William Keating, Trustee

                                       -6-